Exhibit 2

AGREEMENT TO TERMINATE BUSINESS RELATIONSHIP

            This Agreement is entered into this ___ day of _______________ 2005 by and between SoftNet Technology Corp. (”SoftNet”), a Nevada corporation, Wholesale By Us, LLC, (“WBU”) a wholly owned subsidiary of SoftNet, and Casey Hagon, Deanna Hagon, Greg Clement, Daniel Clement, and Katherine Heuerman (collectively the “WBU Members”).

            WHEREAS, on September 16, 2004, SoftNet and WBU entered into an Acquisition Agreement whereby WBU became a wholly owned subsidiary of SoftNet; and

            WHEREAS, the Acquisition Agreement contained certain representations on the parts of both SoftNet and WBU; and

            WHEREAS,  SoftNet has re-evaluated its acquisition and business strategy.

            NOW THEREFORE, in consideration of the following covenants, terms conditions and promises, the receipt and sufficiency of which is hereby acknowledged, SoftNet and WBU hereby terminate their business relationship on the following terms and conditions:

  WBU will, effective immediately, cease to be a wholly owned subsidiary of SoftNet.

  SoftNet will, effective immediately, relinquish all right, title and/or interest in WBU.

  Upon execution and delivery of this Agreement, and in exchange for the shares of Class A Common Stock and the cash to be delivered by SoftNet pursuant to Paragraphs 4, 5 and 7 of this Agreement, each of the WBU Members shall surrender, except as set forth in Paragraphs 4 and 5 below, to SoftNet his or her existing certificate(s) of SoftNet’s Class A Common Stock that were issued in connection with and pursuant to the Acquisition Agreement.

  Except as set forth in Paragraph 5 below, and notwithstanding Paragraph 3 above, Casey Hagon shall retain 833,334 shares of SoftNet’s Class A Common Stock which were issued in connection with, and pursuant to, the Acquisition Agreement.   Counsel to SoftNet will provide, simultaneous with the execution of this Agreement, an opinion letter for the sale of 500,000 shares of Class A Common Stock, at the rate of no more than 20,000 shares per day set forth herein and pursuant to Rule 144.  An additional opinion letter(s) shall be issued, under the same terms and conditions, for the number of shares of Class A Common Stock returned by Scott Clement which are in excess of 500,000 shares.

  In addition to those shares set forth in Paragraph 4, each of the WBU Members, all of whom are signatories to this Agreement, shall be permitted to retain 350,000 shares of SoftNet’s Class A Common Stock which were issued in connection with, and pursuant to, the Acquisition Agreement.  Counsel to SoftNet shall provide to each of the of the WBU Members an opinion letter for the sale of 4,000 shares per day of SoftNet’s Class A Common Stock beginning January 1, 2006.

  SoftNet agrees that, provided that WBU and the WBU Members are in full compliance with the obligations set forth herein, neither SoftNet nor its agents and/or representatives shall take any action, directly or indirectly, to impede the orderly sale of the Class A Common Stock of the WBU Members as set forth herein.

  SoftNet shall pay, simultaneous with the execution of this Agreement, by wire transfer, to WBU the sum of $10,000.00.

  WBU, and the former Members and/or equity holders of WBU, waive any right, claim or interest to any further compensation from SoftNet other than as set forth herein.

  SoftNet waives any right, claim or interest in any of the monies advanced to WBU or the WBU Memebers, prior to the date hereof, on account of the Acquisition Agreement.

  WBU, and the WBU Members, shall indemnify and hold SoftNet harmless against all claims, expenses and/or costs, including reasonable attorney’s fees, for any acts, or omissions, on the part of WBU, or the WBU Members unless SoftNet fails to comply with or otherwise is in breach of this Agreement.

  WBU, and the WBU Members, shall cooperate, in every reasonable manner, with SoftNet, free of charge to SoftNet, with regard to the assertion, or defense, of any claim against, or by, any former members and/or equity holders of WBU who are not signatories to this Agreement.

  The terms and conditions of this Agreement shall supercede any and all of the obligations of the parties as set forth in the Acquisition Agreement.

  By the execution of this Agreement, the parties hereby release, waive and forgive any and all claims that each may have against the other, now or in the future, with regard to each party’s performance under the Acquisition Agreement.  The foregoing notwithstanding, neither party waives any claims they may have for intentional fraud or misrepresentation.

  Each of the parties, including the WBU Members, represent that it has the authority and full power to enter into this Agreement and bind the party on whose behalf it has executed this Agreement.

  SoftNet represents that it has not transferred its interest in, or encumbered the assets of, WBU and retains all of the rights title and interest which were transferred to SoftNet under the Acquisition Agreement.

  The parties agree to execute any further documents which may be necessary to effectuate the intent of this Agreement.

  Each of the parties represents that it has entered into this Agreement freely and voluntarily, and without duress.

  Any dispute over this Agreement shall be brought exclusively in the Federal or State courts of the State of New Jersey.

            IN WHITNESS WHEREOF, this Agreement has been signed and sealed on the date first written above.

                                                                                                SOFTNET TECHNOLOGY CORP.

                                                                                                By:_________________________
                                                                                                            James M. Farrinella / CEO

                                                                                                WHOLESALE BY US, LLC

                                                                                                By: _________________________
                                                                                                            Casey Hagon / Member

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                                                                                                THE WBU MEMEBERS:

                                                                                                ______________________________
                                                                                                            Casey Hagon

                                                                                                ______________________________
                                                                                                            Deanna Hagon

                                                                                                ______________________________
                                                                                                            Greg Clement

                                                                                                ______________________________
                                                                                                            Daniel Clement

                                                                                                ______________________________
                                                                                                            Katherine Heureman